Exhibit 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

NV5 Global, Inc.
200 South Park Road, Suite 350
Hollywood, Florida 33021

June 21, 2016

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as your counsel in connection with the preparation of your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), representing the offering and issuance to certain persons of an aggregate of 500,000 shares of your Common Stock, $0.01 par value per share (the “Common Stock”) under the NV5 Global, Inc. Employee Stock Purchase Plan (the “Plan”).

We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

Based upon such examination and our participation in the preparation of the Registration Statement, is it our opinion that the Common Stock, when issued in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Loeb & Loeb LLP